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                                                                     EXHIBIT 4.1



                                V.F. CORPORATION
                          1996 STOCK COMPENSATION PLAN,
                                   AS AMENDED


                                    ARTICLE I
                                     PURPOSE

         1.1 PURPOSE. The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this "Plan") is to strengthen the ability of V.F. Corporation (the "Company") to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company's shareholders by relating compensation to increases in shareholder value.

                                   ARTICLE II
                               GENERAL DEFINITIONS

         2.1 "AGREEMENT" The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.

         2.2      "AWARD"  Any award granted under this Plan.

         2.3      "BOARD"  The Board of Directors of the Company.

         2.4 "CHANGE IN CONTROL" A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "Person" (as such term is


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used in Section 13(d) and Section 14(d) of the Exchange Act), except for (A)
those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a "Trust" or the "Trustee"), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company's then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and officers of the Company, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a "management leveraged buyout".

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     Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

         Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and
(B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company's then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

                  2.5 "CODE" The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings issued thereunder.

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         2.6 "COMMITTEE" The Committee, appointed by the Board, to administer the Plan in accordance with the provisions in Article IV.

         2.7 "COMMON STOCK" The common stock of the Company as described in the Company's Articles of Incorporation, or such other stock as shall be substituted therefor.

         2.8      "COMPANY"  V.F. Corporation, or any successor to the Company.

         2.9 "DATE OF GRANT" The date on which the granting of an Award is authorized by the Committee, unless another date is specified by the Committee or by a provision in this Plan applicable to the Award.

         2.10     "DIRECTOR"  A member of the Board who is not an Employee.

         2.11 "DISPOSITION" Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant's lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

         2.12     "EMPLOYEE"  Any employee of the Company or a Subsidiary.

         2.13 "EXCHANGE ACT" The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

         2.14 "FAIR MARKET VALUE" The average of the reported high and low sales price of the Common Stock (rounded up to the nearest one-tenth of a dollar) on the date on which Fair Market Value is to be determined (or if there was no reported sale

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on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.

         2.15 "INCENTIVE STOCK OPTION" A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.

         2.16 "LIMITED STOCK APPRECIATION RIGHT" OR "LIMITED RIGHT" The rights specified in Article VIII.

         2.17 "NON-QUALIFIED STOCK OPTION" A Stock Option other than an Incentive Stock Option.

         2.18 "PARTICIPANT" An Employee or Director selected by the Committee to receive an Award.

         2.19 "PERFORMANCE OBJECTIVE" A performance objective established pursuant to Section 9.3 hereof.

         2.20 "RESTRICTED STOCK" Common Stock which is subject to restrictions and awarded to Participants under Article IX of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.

         2.21 "RESTRICTED STOCK UNITS" Stock Units which are subject to a risk of forfeiture and other restrictions and awarded to Participants under Article IX of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.

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         2.22 "RETIREMENT" Employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder.

         2.23 "RULE 16b-3" Rule 16b-3 under the Exchange Act or any successor thereto.

         2.24 "SECURITIES ACT" The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.

         2.25 "STOCK OPTION" An award of a right to purchase Common Stock pursuant to Article VII.

         2.26 "STOCK UNITS" An unfunded obligation of the Company, the terms of which are set forth in Section 9.6.

         2.27 "SUBSIDIARY" A "subsidiary corporation" as defined in Section 424(f) of the Code that is a subsidiary of the Company.




                                   ARTICLE III
                   SHARES OF COMMON STOCK SUBJECT TO THE PLAN

         3.1 COMMON STOCK AUTHORIZED. Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be issued, pursuant to Awards, shall not exceed 8,900,000 shares (plus additional shares, if any, which, as of the effective date of this Plan or thereafter, are available or become available for award under the Company's 1991 Stock Option Plan and the 1995 Key

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Employee Restricted Stock Plan); provided, however, that in no event shall the number of shares of Restricted Stock and Restricted Stock Units to be awarded either as Service Awards or Performance Awards under this Plan exceed 1,200,000.

         3.2 LIMITATION OF SHARES. For purposes of the limitations specified in
Section 3.1, the following principles apply: (a) a decrease in the number of shares which thereafter may be issued or transferred for purposes of Section 3.1 shall result from (i) the delivery of shares of Common Stock upon exercise of a Stock Option or payment of cash in settlement of a Limited Stock Appreciation Right in any manner, and (ii) the expiration of the risk of forfeiture on Restricted Stock or Restricted Stock Units, including the conversion of Restricted Stock to Stock Units under Section 9.6; (b) shares of Common Stock with respect to which Stock Options and Limited Stock Appreciation Rights expire, are canceled without being exercised, or are otherwise terminated may be regranted under this Plan; and (c) if any shares of Common Stock related to an Award are not issued or, for any reason, cease to be issuable or are forfeited, such shares of Common Stock shall no longer be charged against the limitation provided for in Section 3.1 and shall be available again for grant of Awards.

         3.3 SHARES AVAILABLE. At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company's authorized but unissued Common Stock.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.1 COMMITTEE. The Plan generally shall be administered by the Organization and Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, subject to this

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Article IV. The Committee shall consist of two or more Directors. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board. In appointing members of the Committee, the Board may consider whether a member is or will qualify as a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an "outside director" within the meaning of Treasury Regulation 1.62-27(e)(3) under Code
Section 162(m), but such members are not required to so qualify at the time of appointment or during their term of service on the Committee. At any time that a member of the Committee does not so qualify, any action of the Committee relating to an award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to an award intended by the Committee to constitute "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Directors who so qualify as a "Non-Employee Director" or "outside director" (whichever may apply), or (ii) by the Committee but with each such member who does not so qualify as a "Non-Employee Director" or "outside director" (whichever may apply) abstaining or recusing himself or herself from such action, provided that at least two Directors serving on the Committee remain qualified to act. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-qualified member(s), shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including transactions with respect to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

         4.2 POWERS. The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The

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Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.

         4.3 AGREEMENTS. Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

         4.4 NO LIABILITY. No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.


                                    ARTICLE V
                                   ELIGIBILITY

         5.1 PARTICIPATION. Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.

         5.2 INCENTIVE STOCK OPTION ELIGIBILITY. A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option,

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directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

         5.3 LIMIT ON AWARDS. Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 250,000 Stock Options (with or without tandem Limited Rights and inclusive of any Limited Rights granted pursuant to Section 11.2) and (b) 50,000 shares of Restricted Stock (subject in each case to adjustment as provided in Article XI).


                                   ARTICLE VI
                                 FORMS OF AWARDS

         6.1 AWARD ELIGIBILITY. The forms of Awards under this Plan are Stock Options as described in Article VII, Limited Stock Appreciation Rights as described in Article VIII, and Restricted Stock and Restricted Stock Units as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards.


                                   ARTICLE VII
                                  STOCK OPTIONS

         7.1 EXERCISE PRICE. The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

         7.2 TERM. Stock Options may be exercised as determined by the Committee, provided that Incentive Stock Options may in no event be exercised later than 10 years

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from the Date of Grant or granted later than 10 years after the applicable date under Section 422(b)(2) of the Code. During the Participant's lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).

         7.3 METHOD OF EXERCISE. Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the exercise price may be paid by assigning and delivering to the Company shares of Common Stock or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the exercise price shall be valued at the closing market price of the Common Stock on the principal exchange or in such other principal market on which the Common Stock is trading on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

         7.4 LIMITATION OF INCENTIVE STOCK OPTIONS. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as

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may be prescribed under the Code. If any Stock Option intended to be an
Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option's terms.



                                  ARTICLE VIII
                        LIMITED STOCK APPRECIATION RIGHTS

         8.1 GRANT. The grant of Limited Stock Appreciation Rights under this Plan shall be subject to the terms and conditions of this Article VIII and shall contain such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall deem desirable. A Limited Right is a stock appreciation right which is effective only upon a Change in Control (as defined in Section 2.4) and is payable only in cash. The amount of payment to which any grantee of such a Limited Right shall be entitled upon exercise shall be equal to the difference between the exercise price per share of any Common Stock covered by a Stock Option in connection with, whether or not in tandem, such Limited Right and the "Market Price" of a share of Common Stock. For purposes of this Section 8.1, the term "Market Price" shall mean the greater of (i) the highest price per share of Common Stock paid in connection with the Change in Control and (ii) the highest price per share of Common Stock reflected in the NYSE Transactions Report during the sixty day period prior to the Change in Control. If the Limited Rights are exercised, the tandem Stock Options shall cease to be exercisable to the extent of the Common Stock with respect to which such Limited Rights are exercised.


                                   ARTICLE IX
                                RESTRICTED STOCK

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         9.1 TYPES OF AWARD. The Committee, in its discretion, is authorized to grant Awards of Restricted Stock and Restricted Stock Units (together, "Restricted Awards") either as Service Awards or Performance Awards. As used herein, the term "Service Award" refers to any Restricted Award described in
Section 9.2 and the term "Performance Award" refers to any Restricted Award described in Section 9.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied. Subject to Section 3.1, the Committee in its discretion may grant up to 5% of the number of shares of Common Stock available for grant under this Plan as Service Awards or Performance Awards without regard to any minimum vesting requirement set forth in Section 9.2 or 9.3 except Service Awards shall have a minimum vesting requirement of one year.

         9.2 SERVICE AWARD. The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant's continuous service with the Company or a Subsidiary within a specified period (which shall not be less than three years) specified by the Committee. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred.

         9.3 PERFORMANCE AWARD. The Committee may grant Restricted Stock or Restricted Stock Units to a Participant upon the attainment of a Performance Objective as follows: Not later than the applicable deadline under Treasury Regulation 1.162-27(e), the Committee, in its sole discretion, may establish
(a) a Performance Award for a Participant for a specified period (which shall not be less than one year) during which performance will be measured (the "Performance Period"), and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant's becoming entitled to settlement of such Performance Award for such Performance Period. Any Performance Objective shall be comprised of specified corporate,

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business group or divisional levels of performance, over the Performance Period, relating to one or more of the following performance criteria: earnings per share; net earnings; pretax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return, or return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of such factors as extraordinary and/or nonrecurring items as determined by the Company's outside accountants in accordance with generally accepted accounting principles and changes in accounting standards as may be required by the Financial Accounting Standards Board. Performance Awards may also be granted in the sole discretion of the Committee, if the Company's performance during a specified Performance Period, as measured by one or more of the criteria enumerated in this Section 9.3, as compared to comparable measures of performance of peer companies, equals or exceeds Performance Objectives established by the Committee not later than the applicable deadline under Treasury Regulation 1.162-27(e). No Performance Award shall be settled or paid out to a Participant for a Performance Period prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Participant. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power, in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any Performance Period to zero or such other amount as it shall determine; (b) impose service requirements which must be fulfilled by the Participant during the Performance Period or subsequent to the attainment of the Performance Objective; and (c) provide for accelerated settlement or payment of a Performance Award upon a Change in Control or specified terminations of employment.

         9.4 DELIVERY. If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the Performance Objective and any service

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requirements as may be imposed by the Committee, the shares awarded to such
Participant as Restricted Stock shall be delivered to such Participant without any restrictions promptly after the applicable event, and the risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock units shall then and thereafter be settled in accordance with the terms of such Restricted Stock Units (including any elective deferral of settlement permitted by the Committee). The foregoing notwithstanding, the Committee may determine that any restrictions and/or deferral period applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant's death while employed or serving as a Director or upon the Participant's termination of employment or service due to disability or following a Change in Control.

         9.5 SHAREHOLDER RIGHTS. Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan. A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.

         9.6 DEFERRAL OF RECEIPT OF RESTRICTED STOCK. A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount

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equal to dividends and distributions paid on a share of Common Stock ("dividend equivalents"), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date. Such additional Stock Units will be subject to the same risk of forfeiture, other restrictions, and deferral of settlement as the original Stock Units to which such additional Stock Units directly or indirectly relate. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the "Vesting Date"). Any such request for conversion must (a) be made by the Participant at least six months prior to the Vesting Date and (b) specify a deferral date which is no earlier than the earlier of (i) the Participant's termination of employment or (ii) the first anniversary of the Vesting Date.







                                    ARTICLE X
                       FORFEITURE AND EXPIRATION OF AWARDS

         10.1 TERMINATION OF EMPLOYMENT OR SERVICE. Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

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                  (a) With respect to Stock Options granted to Employees, in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 12 months following the date of permanent and total disability; in the event of death, Stock Options held at the time of death by the Participant may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or three years from the date of death; in the event of the Participant's voluntary separation of employment, the Stock Options shall terminate and be forfeited as of the date of separation of employment; in the event of the Participant's involuntary separation of employment, the Stock Option shall be exercisable until the end of the period of the Participant's receipt of installments of severance pay, if any, from the Company; in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Options shall not be exercisable after the date of separation of employment;

                  (b) With respect to Limited Rights granted to Employees, in the event of Retirement or permanent and total disability, the Limited Rights shall continue in effect for six months following separation of service, and such Limited Rights may be exercised during such six month period; in the event of the Participant's death or voluntary separation of service, the Limited Rights shall terminate as of the date of separation from employment; provided that Limited Rights pursuant to Section 8.1 may be exercised in accordance with their terms by the holder thereof who separated from employment following a Change in Control, without respect to the separation of employment of such holder; and
                  (c) With respect to Restricted Awards granted to Employees, in the event of a Participant's voluntary or involuntary separation before the expiration of the

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employment period specified by the Committee, with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee, with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation.

         10.2 LEAVE OF ABSENCE. With respect to an Award, the Committee may, in its sole discretion, determine that any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.


                                   ARTICLE XI
                              ADJUSTMENT PROVISIONS

         11.1 SHARE ADJUSTMENTS. If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1 and the number of Awards that may be granted to an Employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards.

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The Committee may also make any other adjustments, or take such action as the
Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. Any fractional share resulting from such adjustment may be eliminated.

         11.2 CORPORATE CHANGES. Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan, in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:

         (a) accelerate the exercise dates of any or all outstanding Awards;

         (b) grant Limited Rights to holders of outstanding Stock Options;

         (c) eliminate any and all restrictions with respect to outstanding Restricted Awards;

         (d) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units;

         (e) grant new Awards to any Participants; or

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
         (f) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.

         11.3 BINDING DETERMINATION. Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.


                                   ARTICLE XII
                               GENERAL PROVISIONS

         12.1 NO RIGHT TO EMPLOYMENT. Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company's or a Subsidiary's right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party's right to remove such Participant as a Director.

         12.2 SECURITIES REQUIREMENTS. The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

         12.3 NO RIGHT TO STOCK. No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

         12.4 WITHHOLDING. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Participant may (i) direct the Company or Subsidiary to withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company's or Subsidiary's obligation to withhold taxes, such determination to be based on the shares' Fair Market Value as of the date on which tax withholding is to be made,
(ii) deliver sufficient shares of Common Stock (based upon the Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

         12.5 NO DISPOSITION. No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non-qualified Stock Option (and any related limited right) to (a) a member or members of the Participant's immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant's immediate

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
family, (c) a partnership, the partners of which consist exclusively of members of the Participant's immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant's immediate family.

         12.6 SEVERABILITY; CONSTRUCTION. If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.

         12.7 GOVERNING LAW. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.

         12.8 OTHER DEFERRALS. The Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.


                                  ARTICLE XIII
                            AMENDMENT AND TERMINATION

         13.1 AMENDMENTS; SUSPENSION; TERMINATION. The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that after the shareholders have approved this Plan in accordance with

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
Section 14.1, the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or
(c) materially increase benefits under this Plan (within the meaning of Rule 16b-3 of the Securities and Exchange Commission as in effect prior to August 15,
1996); and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant.


                                   ARTICLE XIV
                              DATE OF PLAN ADOPTION

         14.1 DATE OF PLAN ADOPTION. This Plan has been adopted by the Board effective December 3, 1996, subject to shareholder approval. Options may be granted under the Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, then the Plan shall become null and void ab initio and of no further force or effect and such Awards shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of this Plan and until such Awards have been settled, terminated or forfeited.

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